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                                                                   EXHIBIT 10.20


                      AGREEMENT AND PLAN OF REORGANIZATION

                                  by and among

                             INSPECTECH CORPORATION,

                                  PRIMIS, INC.

                                       and

                            PRIMIS ACQUISITION CORP.

                                January 7, 2000


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                      AGREEMENT AND PLAN OF REORGANIZATION

                  THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is made and entered into as of the 7th day of January, 2000, by and among INSPECTECH CORPORATION, a California corporation ("InspecTech"), PRIMIS, INC., a Georgia corporation ("Primis") and PRIMIS ACQUISITION CORP., a Delaware corporation ("Acquisition Corp").

                                   WITNESSETH:

                                    PREAMBLE

                  The Boards of Directors of InspecTech, Primis and Acquisition Corp are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective stockholders. This Agreement provides for the acquisition of InspecTech by Primis pursuant to the merger (the "Merger") of InspecTech with and into Acquisition Corp, a wholly-owned subsidiary of Primis. At the Effective Time of the Merger (as defined herein), the outstanding shares of capital stock of InspecTech shall be converted into cash and shares of common stock of Primis as provided herein. As a result, certain stockholders of InspecTech shall become stockholders of Primis and InspecTech shall operate as a wholly-owned subsidiary of Primis. The transactions described in this Agreement are subject to the approval of the stockholders of InspecTech and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

                  Certain terms used in this Agreement are defined in Section 13 of this Agreement.

                  NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

         1. TRANSACTIONS AND TERMS OF MERGER

                  1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, InspecTech shall be merged with and into Acquisition Corp in accordance with the provisions of Section 252 of the DGCL and with the effect provided in Section 259 of the DGCL and in accordance with
Section 1108 of the CGCL and with the effect provided in Section 1107 of the CGCL. Acquisition Corp shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the Board of Directors of InspecTech and has been or will be approved and adopted by the Board of Directors of Primis prior to the Effective Time, and the Plan of Merger, in substantially the form of
EXHIBIT 1, which has been approved and adopted by the Board of Directors of InspecTech and will be approved and adopted by the Board of Directors of Acquisition Corp prior to the Effective Time.

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                  1.2 TIME AND PLACE OF CLOSING. The consummation of the Merger
(the "Closing") shall take place at 9:00 A.M., P.S.T., on the date that the Effective Time occurs or at such other time as the parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at such location as may be mutually agreed upon by the parties.

                  1.3 EFFECTIVE TIME. The Merger and the other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger shall become effective with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the duly authorized officers of each party, the parties shall use their reasonable best efforts to cause the Effective Time to occur on or before January __, 2000.

         2. TERMS OF MERGER

                  2.1 CHARTER. The Certificate of Incorporation of Acquisition Corp in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

                  2.2 BYLAWS. The Bylaws of Acquisition Corp in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

                  2.3 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION. The directors and officers of InspecTech shall deliver their resignations effective as of the Effective Time. The directors of Acquisition Corp in office immediately prior to the Effective Time, together with such additional individuals thereafter elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Acquisition Corp in office immediately prior to the Effective Time, together with such additional individuals thereafter elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

         3. MANNER OF CONVERTING SHARES

                  3.1 CONVERSION OF SHARES. Subject to the provisions of this
Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Primis, Acquisition Corp or InspecTech, or the stockholders of any of the foregoing, the shares of the constituent corporations to the Merger shall be converted as follows:

                           [a] Each share of Primis Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.


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                           [b] Each share of Acquisition Corp Common Stock
         issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                           [c] Each share of InspecTech Common Stock issued and outstanding at the Effective Time shall be converted into cash in an amount equal to the InspecTech Value Per Share (as defined herein), without interest (the "Common Stock Exchange Ratio").

                           [d] Each share of InspecTech Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into .09938 share of Primis Common Stock, subject to adjustment as provided in this Section 3.1 (the "Preferred Stock Exchange Ratio").

         Unless adjusted as provided in this Section 3.1, the InspecTech Value Per Share shall equal $1.521, determined by dividing $12,168,068 (the "Aggregate Merger Consideration") by 7,999,199, which is equal to the number of shares of InspecTech Capital Stock issued and outstanding as of the date hereof and the number of shares of InspecTech Capital Stock reserved for issuance as of the date hereof with respect to outstanding options and warrants to purchase InspecTech Capital Stock. If the "Closing Date Shareholders' Equity", as defined herein, exceeds $1,000,000, the InspecTech Value Per Share and the Preferred Stock Exchange Ratio shall be adjusted as follows: the InspecTech Value Per Share shall equal the quotient obtained by dividing (a) $12,168,068, plus the amount by which the Closing Date Shareholders' Equity exceeds $715,227, by (b) 7,999,199, and the Preferred Stock Exchange Ratio shall be determined by dividing the InspecTech Value Per Share, as so adjusted, by $15.307. If the Closing Date Shareholders' Equity is less than $500,000, the InspecTech Value Per Share and the Preferred Stock Exchange Ratio shall be adjusted as follows: the InspecTech Value Per Share shall equal the quotient obtained by dividing (x) $12,168,068, less the amount by which the Closing Date Shareholders' Equity is less than $715,227 by (y) 7,999,199, and the Preferred Stock Exchange Ratio shall be determined by dividing the InspecTech Value Per Share, as so adjusted, by $15.307.

         For purposes of this Section 3, "Closing Date Balance Sheet" shall mean InspecTech's unaudited consolidated balance sheet as of the Closing Date prepared and delivered by InspecTech to Primis at the Closing. The Closing Date Balance Sheet shall be prepared in accordance with GAAP applied on a basis consistent with InspecTech's historical financial statements. InspecTech and its accountants shall consult with Primis and its accountants in connection with the preparation of the Closing Date Balance Sheet. The President and Chief Financial Officer of InspecTech shall deliver to Primis a certificate to the effect that the Closing Date Balance Sheet was prepared on the basis described above. "Closing Date Shareholders' Equity" shall mean the consolidated shareholders' equity of InspecTech as reflected on the Closing Date Balance Sheet. Notwithstanding the foregoing, for purposes of calculating the Closing Date Balance Sheet, the promissory notes to be purchased by Primis pursuant to the Note Purchase Agreement referenced in Section 10.2[i] of this Agreement shall be ignored.


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                  3.2 ANTI-DILUTION PROVISIONS. In the event Primis changes the number of shares of Primis Capital Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, or similar transaction with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Common Stock Exchange Ratio and the Preferred Stock Exchange Ratio shall be proportionately adjusted.

                  3.3 SHARES HELD BY INSPECTECH. Each of the shares of InspecTech Common Stock issued but not outstanding shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

                  3.4 SHARES HELD BY PRIMIS. Notwithstanding anything contained in this Section 3, each of the shares of InspecTech Capital Stock owned by Primis shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

                  3.5 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of InspecTech Preferred Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Primis Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Primis Common Stock multiplied by the InspecTech Value Per Share. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

                  3.6 CONVERSION OF STOCK OPTIONS.

                           [a] At the Effective Time, each option to purchase or acquire shares of InspecTech Common Stock ("InspecTech Rights") granted by InspecTech pursuant to each InspecTech Stock Plan which is outstanding at the Effective Time, whether or not exercisable, shall not terminate but shall be converted into and become rights with respect to Primis Common Stock, and Primis or Acquisition Corp shall assume each InspecTech Right, in accordance with the terms of the InspecTech Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) Primis and its Compensation Committee (or Board of Directors if no Compensation Committee shall exist) shall be substituted for InspecTech and the committee of InspecTech's Board of Directors (including, if applicable, the entire Board of Directors of InspecTech) administering such InspecTech Stock Plan, (ii) each InspecTech Right assumed by Primis may be exercised solely for shares of Primis Common Stock, (iii) the number of shares of Primis Common Stock subject to such InspecTech Right shall be equal to the number of shares of InspecTech Common Stock subject to such InspecTech Right immediately prior to the Effective Time multiplied by the Preferred Stock Exchange Ratio and rounded down to the nearest whole share, and (iv) the per share exercise price under each such InspecTech Right shall be adjusted by dividing the per share exercise price under each such InspecTech Right by the Preferred Stock Exchange Ratio and rounding up to the nearest cent. Notwithstanding the




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         provisions of clauses (iii) and (iv) of the first sentence of this
         Section 3.6, each InspecTech Right which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. Primis and Acquisition Corp agree to take all necessary steps to effectuate the foregoing provisions of this Section 3.6.

                           [b] At or prior to the Effective Time, Primis shall take all corporate action necessary to reserve for issuance sufficient shares of Primis Common Stock for delivery upon exercise of InspecTech Rights assumed by it in accordance with this Section 3.6.

                           [c] All restrictions or limitations on transfer with respect to InspecTech Common Stock awarded under the InspecTech Stock Plan or any other plan, program or arrangement of InspecTech, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program or arrangement, shall remain in full force and effect with respect to shares of Primis Common Stock into which such stock is converted pursuant to Section 3.6.

                  3.7 CONVERSION OF WARRANTS.

                           [a] At the Effective Time, each option to purchase or acquire shares of InspecTech Common Stock pursuant to the InspecTech Warrants, which is outstanding at the Effective Time, whether or not exercisable, shall not terminate but shall be converted into and become a warrant to purchase shares of Primis Common Stock, and Primis shall assume each InspecTech Warrant, in accordance with the terms thereof by which it is evidenced, except that from and after the Effective Time,
         (i) each InspecTech Warrant assumed by Primis may be exercised solely for shares of Primis Common Stock, (ii) the number of shares of Primis Common Stock subject to such InspecTech Warrant shall be equal to the number of shares of InspecTech Common Stock subject to such InspecTech Warrant immediately prior to the Effective Time multiplied by the Preferred Stock Exchange Ratio and rounded down to the nearest whole share, and (iv) the per share exercise price under each such InspecTech Warrant shall be adjusted by dividing the per share exercise price under each such InspecTech Warrant by the Exchange Ratio and rounding up to the nearest cent.

                           [b] At or prior to the Effective Time, Primis shall take all corporate action necessary to reserve for issuance sufficient shares of Primis Common Stock for delivery upon exercise of InspecTech Warrants assumed by it in accordance with this Section 3.6.

                  3.8 FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of InspecTech, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their



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designees shall be authorized to execute and deliver, in the name and on behalf of InspecTech, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of InspecTech, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of InspecTech and otherwise to carry out the purposes of this Agreement.

         4. EXCHANGE OF SHARES

                  4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, Primis shall cause to be mailed to the former stockholders of InspecTech appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of InspecTech Capital Stock shall pass, only upon proper delivery of such certificates to Primis). After the Effective Time, each holder of shares of InspecTech Capital Stock issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to Primis and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Article 3 of this Agreement. Subject to Section
7.2 of this Agreement, to the extent required by Section 3.5 of this Agreement, each holder of shares of InspecTech Capital Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Primis Common Stock to which such holder may be otherwise entitled. No interest shall accrue or be paid on the cash payable, if any, on the surrender of a certificate. Primis shall not be obligated to deliver the consideration to which any former holder of InspecTech Capital Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of InspecTech Capital Stock for exchange as provided in this Section 4.1. The certificate or certificates of InspecTech Capital Stock so surrendered shall be duly endorsed as Primis may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation nor Primis shall be liable to a holder of InspecTech Capital Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

                  4.2 RIGHTS OF FORMER INSPECTECH STOCKHOLDERS. At the Effective Time, the stock transfer books of InspecTech shall be closed as to holders of InspecTech Capital Stock immediately prior to the Effective Time and no transfer of InspecTech Capital Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of
Section 4.1 of this Agreement, each certificate theretofore representing shares of InspecTech Capital Stock shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Article 3 of this Agreement in exchange therefor. To the extent permitted by law, former holders of record of InspecTech Preferred Stock shall be entitled to vote after the Effective Time at any meeting of Primis stockholders the number of whole shares of Primis Common Stock into which their respective shares of InspecTech Preferred Stock are converted, regardless of whether such holders have exchanged their certificates representing InspecTech Preferred Stock for certificates representing Primis Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Primis on the Primis Common Stock, the record date for which is at or after the Effective Time, the declaration shall



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include dividends or other distributions on all shares issuable pursuant to this
Agreement, but beginning 30 days after the Effective Time no dividend or other distribution payable to the holders of record of Primis Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of InspecTech Preferred Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such InspecTech Preferred Stock certificate, both the Primis Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                  4.3 LOST CERTIFICATES. If any certificate for shares of InspecTech Capital Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, Primis will issue in exchange for such lost, stolen or destroyed certificate the cash, shares of Primis Common Stock, and any cash in lieu of fractional shares of Primis Common Stock to which the holder thereof is entitled pursuant to Section 3.1.

         5. REPRESENTATIONS AND WARRANTIES OF INSPECTECH. InspecTech represents and warrants to Primis as follows:

                  5.1 CORPORATE STANDING. InspecTech is a corporation duly organized, validly existing, and in good standing under the laws of the State of California. InspecTech has all requisite power and authority to: (i) own, lease and operate its properties and to carry on its business as now being conducted and as presently proposed to be conducted; and (ii) to execute, deliver and perform this Agreement, the Plan of Merger and any other agreement to which InspecTech is a party, the execution and delivery of which is contemplated hereby or thereby. Each InspecTech Subsidiary listed in Section 5.6 of the InspecTech Disclosure Letter is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each InspecTech Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as presently proposed to be conducted. InspecTech and each InspecTech Subsidiary is duly qualified and is authorized to transact business and is in good standing as foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business, properties, prospects or financial condition. InspecTech has delivered to Primis true and complete copies of the Articles of Incorporation and Bylaws, and all amendments thereto, of InspecTech and the InspecTech Subsidiaries.

                  5.2 AUTHORIZATION; BINDING AGREEMENT. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of InspecTech. This Agreement and the Plan of Merger have been duly executed and delivered by InspecTech and constitute the legal, valid and binding obligations of InspecTech enforceable against it in accordance with its terms except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights



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generally or (ii) general principles of equity (regardless of whether an enforceability is considered in a proceeding at law or in equity).

                  5.3 CAPITALIZATION. Immediately prior to the Closing, the authorized capital stock of InspecTech consists of (i) 30,000,000 shares of Common Stock, no par value, of which 2,532,623 shares are validly issued and outstanding, fully paid and nonassessable and owned, beneficially and of record, as set forth in Section 5.3 of the InspecTech Disclosure Letter, and (ii) 10,000,000 shares of InspecTech Preferred Stock, no par value, of which 4,454,546 shares are designated Series A1 Preferred Stock and 3,991,828 are validly issued and outstanding, fully paid and nonassessable and owned, beneficially and of record, as set forth in Section 5.3 of the InspecTech Disclosure Letter. The authorized, issued and outstanding shares of capital stock of each InspecTech Subsidiary are as set forth in Section 5.3 of the InspecTech Disclosure Letter. All of such issued and outstanding shares of capital stock of each InspecTech Subsidiary are validly issued and outstanding, fully paid and nonassessable and owned, beneficially and of record, by InspecTech free and clear of all liens, claims, and encumbrances. Except as set forth in Section 5.3 of the InspecTech Disclosure Letter, there are outstanding no subscriptions, options, warrants, calls, commitments or rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements or agreements of any character relating to shares of InspecTech's or any InspecTech Subsidiary's capital stock or any instruments that can be converted into or exchanged for shares of InspecTech's or any InspecTech Subsidiary's capital stock. None of the shares of InspecTech's or any InspecTech Subsidiary's capital stock have been issued in violation of any preemptive right. All issuances, sales, redemptions, transfers or purchases of the capital stock of InspecTech and each InspecTech Subsidiary and any involvement in any transfer of any such stock by InspecTech or any InspecTech Subsidiary have been in compliance with all applicable agreements and all applicable laws, including federal and state securities laws, and all taxes thereon, if any, have been paid. Except as set forth in Section 5.3 of the InspecTech Disclosure Letter, there are no contractual obligations of InspecTech to repurchase, redeem or otherwise acquire any shares of capital stock of InspecTech or any InspecTech Subsidiary. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which shareholders of InspecTech may vote are issued or outstanding. Except as set forth in Section
5.3 of the InspecTech Disclosure Letter, neither InspecTech nor any InspecTech Subsidiary is a party or subject to any agreement or understanding, and, to InspecTech's best knowledge, there is no agreement or understanding between any persons that affects or relates to the voting or giving of written consents with respect to any security or the voting by any director of InspecTech or any InspecTech Subsidiary.

                  5.4 NO CONFLICT. The execution and delivery of this Agreement and the Plan of Merger does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") pursuant to, any provision of InspecTech's Articles of Incorporation or Bylaws, or the Articles of Incorporation or bylaws of any InspecTech Subsidiary,



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or, except as set forth in Section 5.4 of the InspecTech Disclosure Letter, result in any Violation of any material lease, agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to InspecTech or any InspecTech Subsidiary or InspecTech's or any InspecTech Subsidiary's properties or Assets.

                  5.5 CONTRACTS AND OTHER COMMITMENTS; COMPLIANCE. Section 5.5 of the InspecTech Disclosure Letter sets forth each material contract, agreement, lease, loan, commitment and proposed transaction to which InspecTech or any InspecTech Subsidiary is a party or is bound or which InspecTech or any InspecTech Subsidiary is seeking to be bound (the "Contracts"). Neither InspecTech nor any InspecTech Subsidiary is bound by any judgment, order, writ or decree. Except as set forth in Section 5.5 of the InspecTech Disclosure Letter, no event or condition has occurred or exists, or, to the knowledge of InspecTech, is alleged by any of the other parties thereto to have occurred or existed, which constitutes, or with lapse of time or giving of notice or both might constitute, a default or breach under any Contract. InspecTech is not in violation or default of any provision of its Articles of Incorporation or Bylaws, no InspecTech Subsidiary is in violation or default of any provision of its articles of incorporation or bylaws, and except as set forth in Section 5.5, neither InspecTech nor any InspecTech Subsidiary is in violation or default in any respect of any material provision of any Contract.

                  5.6 SUBSIDIARIES. Except as set forth in Section 5.6 of the InspecTech Disclosure Letter, InspecTech does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association or other business entity. Neither InspecTech nor any InspecTech Subsidiary is a participant in any joint venture, partnership or similar arrangement.

                  5.7 CONSENTS. Except as set forth in Section 5.7 of the InspecTech Disclosure Letter, no consent, approval, qualification, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other third party is required by or with respect to InspecTech in connection with the execution and delivery of this Agreement or the Plan of Merger, or the consummation by InspecTech of the transactions contemplated hereby and thereby, which has not already been obtained.

                  5.8 FINANCIAL STATEMENTS. InspecTech's audited consolidated balance sheet as of December 31, 1998, and the related audited consolidated statement of income for the year then ended and its unaudited balance sheet as of September 30, 1999 and the related unaudited statement of income for the nine months then ended (the "Financial Statements"), are attached to the InspecTech Disclosure Letter. The Financial Statements were prepared in accordance with GAAP (except for the omission of footnotes and other required schedules and information and year end accruals which are immaterial, in the aggregate, in amount). The balance sheets included in such Financial Statements fairly present the financial condition of InspecTech and its Subsidiaries as of their respective dates and the statements of income included in such Financial Statements fairly present the results of operations of InspecTech and the InspecTech Subsidiaries for the periods then ended. None of InspecTech or any of the InspecTech Subsidiaries has any liabilities or obligations of any



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nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the Financial Statements, except for liabilities that may have arisen in the ordinary course of business and that are not required by GAAP to be included in the Financial Statements.

                  5.9 INDEBTEDNESS FOR BORROWED MONEY; NO UNDISCLOSED LIABILITIES. Except as set forth in the Financial Statements, neither InspecTech nor any InspecTech Subsidiary has any direct or indirect indebtedness for borrowed money, indebtedness by way of lease-purchase arrangements, guarantees, chattel mortgages or other security arrangements with any bank, financial institution or other third party. Except as and to the extent reflected and adequately reserved against in the Financial Statements or incurred in the ordinary course of business since September 30, 1999, as of the Closing, neither InspecTech nor any InspecTech Subsidiary will have any liability or obligation whatsoever, whether accrued, absolute, contingent or otherwise of a nature required by GAAP to be included in the Financial Statements.

                  5.10 ABSENCE OF CHANGES. Except as set forth in Section 5.10 of the InspecTech Disclosure Letter, since September 30, 1999, there has not been:

                           [a] any change in the assets, liabilities, financial condition or operating results of InspecTech or any InspecTech Subsidiary from that reflected in the Financial Statements, except changes in the ordinary course of business or otherwise that have not, individually or in the aggregate, materially and adversely affected the business, properties, prospects or financial condition of InspecTech or any InspecTech Subsidiary (as such business is presently conducted and as it is proposed to be conducted);

                           [b] any damage, destruction or loss, whether or not covered by insurance, affecting the business, properties, prospects, or financial condition of InspecTech or any InspecTech Subsidiary (as such business is presently conducted and as it is presently proposed to be conducted);

                           [c] any waiver or compromise by InspecTech or any InspecTech Subsidiary of a valuable right or of a material debt owed to it;

                           [d] any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by InspecTech or any InspecTech Subsidiary, except in the ordinary course of business and that is not material to the business, properties, or financial condition of InspecTech or any InspecTech Subsidiary (as such business is presently conducted and as it is presently proposed to be conducted);

                           [e] any material change to a material contract or arrangement by which InspecTech or any InspecTech Subsidiary or any of their respective assets is bound or subject;

                           [f] any material change in any compensation arrangement or agreement with any employee or officer;

                           [g] any sale, assignment or transfer of any intangible assets;

                           [h] any resignation or termination of employment of any key officer or employee of InspecTech or any InspecTech Subsidiary (and InspecTech does not know of any impending resignation or termination of employment of any such officer or employee);

                           [i] any mortgage, pledge, transfer of a security interest in, or lien, created by InspecTech or any InspecTech Subsidiary with respect to any of their properties or assets, except Liens for taxes not yet due or payable;

                           [j] any declaration, setting aside or payment of any dividend or other distribution of InspecTech's assets in respect of any of InspecTech's or any InspecTech Subsidiary's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by InspecTech or any InspecTech Subsidiary;

                           [k] to InspecTech's knowledge, any other event or condition of any character that might materially and adversely affect the business, properties, prospects or financial condition of InspecTech or any InspecTech Subsidiary (as such business is presently conducted and as it is presently proposed to be conducted); or

                           [l] any agreement or commitment by InspecTech or any InspecTech Subsidiary to do any of the things described in this Section 5.10, except as provided in this Agreement.

                  5.11 TITLE TO PROPERTY AND ASSETS; LEASES.

                           [a] Section 5.11 of the InspecTech Disclosure Letter sets forth a complete and accurate list and description of all the real property and all the material personal property that InspecTech or any InspecTech Subsidiary owns or leases. Neither InspecTech nor any InspecTech Subsidiary is bound or committed to make any capital improvement or capital expenditure with respect to any owned or leased real or personal property, except as may be set forth in the Contracts.

                           [b] Except as set forth in Section 5.11 of the InspecTech Disclosure Letter, InspecTech and each InspecTech Subsidiary has good, valid and marketable title to all the real, personal and mixed, tangible and intangible properties and assets which it purports to own, free and clear of all liens, restrictions, claims, charges, security interests, easements or other encumbrances of any nature whatsoever, except for liens for current taxes not yet due and payable. With respect to the property and assets that it leases, InspecTech and each InspecTech Subsidiary is in compliance with such leases and holds a valid leasehold interest, free and clear of any liens, claims and encumbrances. All properties and Assets of InspecTech and each InspecTech Subsidiary are in the possession or control of

         InspecTech and such InspecTech Subsidiary, respectively, and no other person is entitled to possession of any such properties and assets.

                  5.12 LEGAL PROCEEDINGS. Except as set forth in Section 5.12 of the InspecTech Disclosure Letter, there are no claims of any kind or any actions, suits, proceedings, arbitration's or investigations pending or, to InspecTech's best knowledge, threatened against or affecting InspecTech or any InspecTech Subsidiary against any asset, interest or right of InspecTech or any InspecTech Subsidiary or which questions the validity of the transactions contemplated by this Agreement.

                  5.13 ENVIRONMENTAL MATTERS. Neither InspecTech nor any InspecTech Subsidiary is in violation in any material respect of any applicable statute, law or regulation relating to the environment or occupational health and safety (the "Environmental Laws") that would, individually, or, together with all other such violations in the aggregate, result in a material and adverse effect on the business and properties or financial condition of InspecTech or any InspecTech Subsidiary and InspecTech has no knowledge of any material expenditures necessary to comply with the Environmental Laws.

                  5.14 LICENSES AND PERMITS; COMPLIANCE WITH LAWS. InspecTech and each InspecTech Subsidiary holds all franchises, permits, licenses, variances, exemptions, orders and approvals of all governmental entities which are material to the operation of InspecTech's and such InspecTech Subsidiary's business and is in compliance with the terms thereof. InspecTech and each InspecTech Subsidiary has complied in all material respects with, and is not in any default in any material respect under (and has not been charged with or received notice with respect to, nor is threatened with or under investigation with respect to, any charge concerning any violation of any provision of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative) or any order, writ, injunction or decree of any court, agency or instrumentality, and no action, suit, proceeding, hearing, charge, claim, demand, or notice has been filed or commenced against InspecTech or any InspecTech Subsidiary alleging any failures to comply.

                  5.15 EMPLOYEE BENEFIT PLANS. Section 5.15 of the InspecTech Disclosure Letter lists each employee benefit plan, including any profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of InspecTech or any InspecTech Subsidiary (collectively "Benefit Plans"), and any employment, consulting, severance, termination or indemnification agreement, arrangement or understanding between InspecTech or any InspecTech Subsidiary and any officer, director or employee of InspecTech or such InspecTech Subsidiary, or in the case of any unwritten Benefit Plans, descriptions thereof. InspecTech has delivered to Primis true, complete and correct copies of each Benefit Plan. Each Benefit Plan is and has heretofore been maintained and operated in compliance in all material respects with the terms of such Benefit Plan and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all statutes, governmental or court orders, or governmental rules or regulations in effect from time to time, including but not limited to the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code and applicable to such Plan.

                  5.16 LABOR RELATIONS.

                           [a] InspecTech and each InspecTech Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and occupational safety and health;

                           [b] There is no unfair labor practice charge or complaint or any other matter against or involving InspecTech or any InspecTech Subsidiary pending or, to InspecTech's best knowledge, threatened before the National Labor Relations Board, any other agency or any court of law;

                           [c] There is no labor strike, dispute, slowdown or stoppage actually pending or, to InspecTech's best knowledge, threatened against InspecTech or any InspecTech Subsidiary;

                           [d] Neither InspecTech nor any InspecTech Subsidiary is a party to or bound by any collective bargaining agreement or any similar labor union arrangement; and

                           [e] There are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, color, religion, national origin, sexual preference, disability, handicap or veteran status) pending or, to InspecTech's best knowledge, threatened, before the Equal Employment Opportunity Commission or any federal, state or local agency or court against InspecTech or any InspecTech Subsidiary. There are no pending governmental audits of the equal employment opportunity practices of InspecTech or any InspecTech Subsidiary and, to InspecTech's best knowledge, no basis for any such claim exists.

                           [f] InspecTech is in compliance in all material respects with the requirements of the American with Disabilities Act.

                  5.17 INSURANCE. InspecTech and each InspecTech Subsidiary maintains insurance policies, including property, casualty, liability and other insurance with respect to its assets and business in amounts customary for similarly situated companies and sufficient in amount to allow it to replace any of its properties that might be damaged or destroyed. Neither InspecTech nor any InspecTech Subsidiary is liable for any material retroactive premium adjustments with respect to any of its insurance policies or bonds. All such policies and bonds are listed in Section 5.17 of the InspecTech Disclosure Letter and are legal, valid and enforceable and in full force and effect and neither InspecTech nor any InspecTech Subsidiary is in breach or default (including with respect to the payment of premiums or the giving of notices) and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration under the policy or received any notice of premium increases or cancellations with respect to any of such policies and bonds. InspecTech believes the amount and type of InspecTech's and each InspecTech Subsidiary's insurance coverage is adequate for InspecTech's and each InspecTech Subsidiary's business and is consistent with good business practice.

                  5.18 TAX MATTERS. InspecTech and each InspecTech Subsidiary has timely filed or caused to be filed all federal, state, foreign and local income, franchise, gross receipts, payroll, sales, use, withholding, occupancy, excise, real and personal property, employment and other tax returns, tax information returns and reports ("Tax Returns") required to be filed and all such Tax Returns were correct and complete in all material respects. InspecTech and each InspecTech Subsidiary has paid, or made adequate provisions for the payment of, all taxes, duties or assessments of any nature whatsoever, interest payments, penalties and additions (whether or not reflected in the returns as filed) due and payable (and/or properly accruable for all periods ending on or before the date of this Agreement) to any city, county, state, foreign country, the United States or any other taxing authority. There are no security interests on any of the assets of InspecTech or any InspecTech Subsidiary that arise in connection with any failure (or alleged failure) to pay any tax. InspecTech and each InspecTech Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                  5.19 RELATED PARTY TRANSACTIONS. Except as set forth in
Section 5.19 of the InspecTech Disclosure Letter, no employee, officer or holder of InspecTech's capital stock or member of his or her immediate family is indebted to InspecTech or any InspecTech Subsidiary, nor is InspecTech or any InspecTech Subsidiary indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses, or advances with respect to expenses to be, incurred on behalf of InspecTech or any InspecTech Subsidiary, and (iii) for other standard employee benefits made generally available to all employees. To InspecTech's best knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which InspecTech or any InspecTech Subsidiary has a material business relationship, or any firm or corporation that competes with InspecTech or any InspecTech Subsidiary, except that employees, stockholders, and officers of InspecTech and members of their immediate families may own stock in publicly traded companies that may compete with InspecTech or a InspecTech Subsidiary.

                  5.20 BROKERS' AND FINDERS' FEES. InspecTech has not employed any broker, finder or financial advisor or incurred any liability for fees or commissions payable to any broker, finder or financial advisor in connection with the negotiations relating to or the transactions contemplated by this Agreement.

                  5.21 REGISTRATION RIGHTS. Except as set forth in Section 5.21 of the InspecTech Disclosure Letter, neither InspecTech nor any InspecTech Subsidiary is presently under any obligation and has not granted any rights to register under the Securities Act any of its outstanding securities or any of its securities that may be subsequently issued.

                  5.22 INTELLECTUAL PROPERTY. Section 5.22 of the InspecTech Disclosure Letter sets forth a complete and correct list of all intellectual property, including, without limitation, trademarks, service marks, patents, copyrights and applications, used in the conduct of the business of InspecTech and each InspecTech Subsidiary other than commercially available software programs. InspecTech and the InspecTech Subsidiaries either own or have properly licensed all rights necessary or required to provide and perform the services they now provide and perform. InspecTech's and each InspecTech Subsidiary's provision or operation of such services will not violate or infringe any intellectual property laws or violate or infringe any rights of third parties. There is no complaint, action or proceeding before any court pending or, to InspecTech's best knowledge, threatened against InspecTech or any InspecTech Subsidiary asserting that InspecTech's or any InspecTech Subsidiary's use of any intellectual property infringes the rights of any third party or otherwise contesting InspecTech's and each InspecTech Subsidiary's rights with respect to any intellectual property, and there is no basis for such assertion or contest. To InspecTech's best knowledge, no third party is infringing on InspecTech's or any InspecTech Subsidiary's rights with respect to its intellectual property.

                  5.23 YEAR 2000 COMPLIANCE. All devices, systems, machinery, information technology, computer software and hardware, and other date-sensitive technology necessary for InspecTech to carry on its businesses as presently conducted and as contemplated to be conducted in the future are Year 2000 Compliant or will be Year 2000 Compliant within a period of time calculated to result in no material disruption of any of InspecTech's business operations. The term "Year 2000 Compliant" means each of the aforementioned items are designed to be used prior to, during and after the year 2000 and will operate during each such time period without error relating to date data, specifically including any error to, or the product of, date data which represents or references different centuries or more than one century.

                  5.24 REQUIRED VOTE OF INSPECTECH STOCKHOLDERS. The affirmative vote of a majority of the shares present in person or by proxy at the InspecTech Stockholder Meeting (as hereinafter defined) and entitled to vote on the Merger, or by written consent in lieu of a meeting, is required to approve the Merger. No other vote of the security holders of InspecTech is required by law, InspecTech's Articles of Incorporation or Bylaws or otherwise in order for InspecTech to consummate the Merger and the transactions contemplated hereby.

                  5.25 MATERIAL FACTS. This Agreement and the documents or written statements furnished by InspecTech to Primis in connection with the transactions contemplated hereby, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

         6. REPRESENTATIONS AND WARRANTIES OF PRIMIS. Primis and Acquisition Corp hereby represents and warrants to InspecTech as follows:

                  6.1 ORGANIZATION AND GOOD STANDING. Primis is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia. Acquisition Corp is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Primis and Acquisition Corp has all requisite power and authority to: (i) own, lease and operate its properties and to carry on its business as now being conducted and as presently proposed to be conducted; and (ii) to execute, deliver and perform this Agreement and any other agreement to which Primis or Acquisition Corp is a party, the execution and delivery of which is contemplated hereby or thereby. Each of Primis and Acquisition Corp is duly qualified and is authorized to transact business and is in good standing as foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business, properties, prospects or financial condition.

                  6.2 AUTHORITY. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of Primis. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated thereby has been duly authorized by all necessary corporate action on the part of Acquisition Corp. This Agreement and the Plan of Merger have been duly executed and delivered by Primis and Acquisition Corp, respectively, and constitute the legal, valid and binding obligation of Primis and Acquisition Corp, respectively, enforceable against them in accordance with their respective terms except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights generally or (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                  6.3 CAPITALIZATION. Immediately prior to the Closing, the authorized capital stock of Primis consists of 23,000,000 shares comprised of
(i) 15,000,000 shares of Common Stock, par value $.01 per share, of which 7,078,671 shares are issued and outstanding, and (ii) 8,000,000 shares of Preferred Stock, par value $.01 per share, of which (a) 1,200,000 shares are designated Series A Convertible Preferred Stock, of which 1,091,242 shares are issued and outstanding, [b] 3,000,000 shares are designated Series B Convertible Preferred Stock, of which 725,130 shares are issued and outstanding, and [c] 2,500,000 shares are designated Series C Convertible Preferred Stock, of which no shares are issued and outstanding. Immediately prior to the Closing, the authorized capital stock of Acquisition Corp consists of 1,000 shares of Common Stock, $.01 par value per share, of which 1,000 shares are issued and outstanding and owned by Primis. Primis also has reserved for issuance under its Third Amended and Restated 1997 Employee Stock Option Plan 1,650,000 shares of Common Stock, par value $.01 per share. All such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Section 6.3 of the Primis Disclosure Letter, there are outstanding no subscriptions, options, warrants, calls, commitments or rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements or agreements of any character relating to shares of Primis's or Acquisition Corp's capital stock or any instruments that can be converted into or exchanged for shares of Primis's or Acquisition Corp's capital stock. None of the shares of Primis's capital stock have been issued in violation of any preemptive right. All issuances, sales, redemptions, transfers or purchases of the capital stock of Primis and any involvement in any transfer of any such stock by Primis have been in compliance in all material respects with all applicable agreements and all applicable laws, including federal and state securities laws, and all taxes thereon, if any, have been paid. Except as set forth in Section 6.3 of the Primis Disclosure Letter, there are no contractual obligations of Primis to repurchase, redeem or otherwise acquire any shares of capital stock of Primis or Acquisition Corp. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which shareholders of Primis or Acquisition Corp. may vote are issued or outstanding. Except as set forth in Section 6.3 of the Primis Disclosure Letter, neither Primis nor Acquisition Corp. is a party or subject to any agreement or understanding and, to Primis's best knowledge, there is no agreement or understanding between any persons that affects or relates to the voting or giving of written consents with respect to any security or the voting by any director of Primis or Acquisition Corp.

                  6.4 NO CONFLICT. The execution and delivery of this Agreement and the Plan of Merger does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") pursuant to, any provision of Primis's Articles of Incorporation or Bylaws, or the Articles of Incorporation or bylaws of any Primis Subsidiary, or result in any Violation of any material lease, agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Primis or any Primis Subsidiary or Primis's or any Primis Subsidiary's properties or Assets.

                  6.5 CONTRACTS AND OTHER COMMITMENTS; COMPLIANCE. Neither Primis nor any Primis Subsidiary is bound by any judgment, order, writ or decree. No event or condition has occurred or exists, or, to the knowledge of Primis, is alleged by any of the other parties thereto to have occurred or existed, which constitutes, or with lapse of time or giving of notice or both might constitute, a default or breach under any material contract, agreement, lease, loan, commitment and proposed transaction to which Primis or any Primis Subsidiary is a party or is bound or which Primis or any Primis Subsidiary is seeking to be bound (the "Contracts"). Primis is not in violation or default of any provision of its Articles of Incorporation or Bylaws, no Primis Subsidiary is in violation or default of any provision of its articles of incorporation or bylaws, and neither Primis nor any Primis Subsidiary is in violation or default in any material respect of any material provision of any Contract.

                  6.6 SUBSIDIARIES. Except as set forth in Section 6.6 of the Primis Disclosure Letter, Primis does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association or other business entity. Except as set forth in
Section 6.6 of the Disclosure Letter, neither Primis nor any Primis Subsidiary is a participant in any joint venture, partnership or similar arrangement.

                  6.7 CONSENTS. No consent, approval, qualification, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other third party is required by or with respect to Primis in connection with the execution and delivery of this Agreement or the Plan of Merger, or the consummation by Primis of the transactions contemplated hereby and thereby, which has not already been obtained except for notices of sale required to be filed with the SEC under Regulation D of the Securities Act or such filings as may be required under applicable state securities laws.

                  6.8 FINANCIAL STATEMENTS. Primis's audited consolidated balance sheet as of December 31, 1998, and the related audited consolidated statement of income for the year then ended and its unaudited balance sheet as of September 30, 1999 and the related unaudited statement of income for the nine months then ended (the "Financial Statements"), are attached to the Primis Disclosure Letter. The Financial Statements were prepared in accordance with GAAP (except for the omission of footnotes and other required schedules and information and year end accruals which are immaterial, in the aggregate, in amount). The balance sheets included in such Financial Statements fairly present the financial condition of Primis and its Subsidiaries as of their respective dates and the statements of income included in such Financial Statements fairly present the results of operations of Primis and the Primis Subsidiaries for the periods then ended. Except as set forth in Section 6.8 of the Primis Disclosure Letter, none of Primis or any of the Primis Subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the Financial Statements, except for liabilities that may have arisen in the ordinary course of business and that are not required by GAAP to be included in the Financial Statements.

                  6.9 INDEBTEDNESS FOR BORROWED MONEY; NO UNDISCLOSED LIABILITIES. Except as set forth in the Financial Statements, neither Primis nor any Primis Subsidiary has any direct or indirect indebtedness for borrowed money, indebtedness by way of lease-purchase arrangements, guarantees, chattel mortgages or other security arrangements with any bank, financial institution or other third party. Except as and to the extent reflected and adequately reserved against in the Financial Statements or incurred in the ordinary course of business since September 30, 1999 or as set forth in Section 6.9 of the Primis Disclosure Letter, as of the Closing, neither Primis nor any Primis Subsidiary will have any liability or obligation whatsoever, whether accrued, absolute, contingent or otherwise of a nature required by GAAP to be included in the Financial Statements.

                  6.10 ABSENCE OF CHANGES. Except as set forth in Section 6.10 of the Primis Disclosure Letter, since September 30, 1999, there has not been:

                           [a] any change in the assets, liabilities, financial condition or operating results of Primis or any Primis Subsidiary from that reflected in the Financial Statements, except changes in the ordinary course of business or otherwise that have not, individually or in the aggregate, materially and adversely affected the business, properties, prospects or financial condition of Primis or any Primis Subsidiary (as such business is presently conducted and as it is proposed to be conducted);

                           [b] any damage, destruction or loss, whether or not covered by insurance, affecting the business, properties, prospects, or financial condition of Primis or any Primis

         Subsidiary (as such business is presently conducted and as it is presently proposed to be conducted);

                           [c] any waiver or compromise by Primis or any Primis Subsidiary of a valuable right or of a material debt owed to it;

                           [d] any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Primis or any Primis Subsidiary, except in the ordinary course of business and that is not material to the business, properties, or financial condition of Primis or any Primis Subsidiary (as such business is presently conducted and as it is presently proposed to be conducted);

                           [e] any material change to a material contract or arrangement by which Primis or any Primis Subsidiary or any of their respective assets is bound or subject;

                           [f] any material change in any compensation arrangement or agreement with any employee or officer;

                           [g] any sale, assignment or transfer of any intangible assets;

                           [h] any resignation or termination of employment of any key officer or employee of Primis or any Primis Subsidiary (and Primis does not know of any impending resignation or termination of employment of any such officer or employee);

                           [i] any mortgage, pledge, transfer of a security interest in, or lien, created by Primis or any Primis Subsidiary with respect to any of their properties or assets, except Liens for taxes not yet due or payable;

                           [j] any declaration, setting aside or payment of any dividend or other distribution of Primis's assets in respect of any of Primis's or any Primis Subsidiary's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Primis or any Primis Subsidiary;

                           [k] any other event or condition of any character that might materially and adversely affect the business, properties, prospects or financial condition of Primis or any Primis Subsidiary (as such business is presently conducted and as it is presently proposed to be conducted); or

                           [l] any agreement or commitment by Primis or any Primis Subsidiary to do any of the things described in this Section 6.10, except as provided in this Agreement.

                  6.11 TITLE TO PROPERTY AND ASSETS; LEASES. Except as set forth in Section 6.11 of the Primis Disclosure Letter, Primis and each Primis Subsidiary has good, valid and marketable title to all the real, personal and mixed, tangible and intangible properties and assets which it purports to own, free and clear of all liens, restrictions, claims, charges, security interests, easements or other encumbrances of any nature whatsoever, except for liens for current taxes not yet due and payable. With respect to the property and assets that it leases, Primis and each Primis Subsidiary is in compliance with such leases and holds a valid leasehold interest, free and clear of any liens, claims and encumbrances. All properties and Assets of Primis and each Primis Subsidiary are in the possession or control of Primis and such Primis Subsidiary, respectively, and no other person is entitled to possession of any such properties and assets.

                  6.12 LEGAL PROCEEDINGS. Except as set forth in Section 6.12 of the Primis Disclosure Letter, there are no claims of any kind or any actions, suits, proceedings, arbitrations or investigations pending or, to Primis's best knowledge, threatened against or affecting Primis or any Primis Subsidiary against any asset, interest or right of Primis or any Primis Subsidiary or which questions the validity of the transactions contemplated by this Agreement.

                  6.13 ENVIRONMENTAL MATTERS. Neither Primis nor any Primis Subsidiary is in violation in any material respect of any applicable statute, law or regulation relating to the environment or occupational health and safety (the "Environmental Laws") that would, individually, or, together with all other such violations in the aggregate, result in a material and adverse effect on the business and properties or financial condition of Primis or any Primis Subsidiary and Primis has no knowledge of any material expenditures necessary to comply with the Environmental Laws.

                  6.14 LICENSES AND PERMITS; COMPLIANCE WITH LAWS. Primis and each Primis Subsidiary holds all franchises, permits, licenses, variances, exemptions, orders and approvals of all governmental entities which are material to the operation of Primis's and such Primis Subsidiary's business and is in compliance with the terms thereof. Primis and each Primis Subsidiary has complied with, and is not in any default under (and has not been charged with or received notice with respect to, nor is threatened with or under investigation with respect to, any charge concerning any violation of any provision of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative) or any order, writ, injunction or decree of any court, agency or instrumentality, and no action, suit, proceeding, hearing, charge, claim, demand, or notice has been filed or commenced against Primis or any Primis Subsidiary alleging any failures to comply.

                  6.15 LABOR RELATIONS.

                           [a] Primis and each Primis Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and occupational safety and health;

                           [b] There is no unfair labor practice charge or complaint or any other matter against or involving Primis or any Primis Subsidiary pending or, to Primis's best knowledge, threatened before the National Labor Relations Board, any other agency or any court of law;

                           [c] There is no labor strike, dispute, slowdown or stoppage actually pending or, to Primis's best knowledge, threatened against Primis or any Primis Subsidiary;

                           [d] Neither Primis nor any Primis Subsidiary is a party to or bound by any collective bargaining agreement or any similar labor union arrangement; and

                           [e] There are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, color, religion, national origin, sexual preference, disability, handicap or veteran status) pending or, to Primis's best knowledge, threatened, before the Equal Employment Opportunity Commission or any federal, state or local agency or court against Primis or any Primis Subsidiary. There are no pending governmental audits of the equal employment opportunity practices of Primis or any Primis Subsidiary and, to Primis's best knowledge, no basis for any such claim exists.

                           [f] Primis is in compliance in all material respects with the requirements of the American with Disabilities Act.

                  6.16 INSURANCE. Primis and each Primis Subsidiary maintains insurance policies, including property, casualty, liability and other insurance with respect to its assets and business in amounts customary for similarly situated companies and sufficient in amount to allow it to replace any of its properties that might be damaged or destroyed. Neither Primis nor any Primis Subsidiary is liable for any material retroactive premium adjustments with respect to any of its insurance policies or bonds. All such policies and bonds are legal, valid and enforceable and in full force and effect and neither Primis nor any Primis Subsidiary is in breach or default (including with respect to the payment of premiums or the giving of notices) and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration under the policy or received any notice of premium increases or cancellations with respect to any of such policies and bonds. Primis believes the amount and type of Primis's and each Primis Subsidiary's insurance coverage is adequate for Primis's and each Primis Subsidiary's business and is consistent with good business practice.

                  6.17 TAX MATTERS. Primis and each Primis Subsidiary has timely filed or caused to be filed all federal, state, foreign and local income, franchise, gross receipts, payroll, sales, use, withholding, occupancy, excise, real and personal property, employment and other tax returns, tax information returns and reports ("Tax Returns") required to be filed and all such Tax Returns were correct and complete in all material respects. Primis and each Primis Subsidiary has paid, or made adequate provisions for the payment of, all taxes, duties or assessments of any nature whatsoever, interest payments, penalties and additions (whether or not reflected in the returns as filed) due and payable (and/or properly accruable for all periods ending on or before the date of this Agreement) to any city, county, state, foreign country, the United States or any other taxing authority. There are no security interests on any of the assets of Primis or any Primis Subsidiary that arise in connection with any failure (or alleged failure) to pay any tax. Primis and each Primis Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                  6.18 RELATED PARTY TRANSACTIONS. Except as set forth in
Section 6.18 of the Primis Disclosure Letter, no employee, officer or holder of Primis' capital stock or member of his or her immediate family is indebted to Primis or any Primis Subsidiary, nor is Primis or any Primis Subsidiary indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses, or advances with respect to expenses to be, incurred on behalf of Primis or any Primis Subsidiary, and (iii) for other standard employee benefits made generally available to all employees. To Primis' knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which Primis or any Primis Subsidiary has a material business relationship, or any firm or corporation that competes with Primis or any Primis Subsidiary, except that employees, stockholders and officers of Primis or members of their immediately families may won stock in publicly traded companies that may compete with Primis or a Primis Subsidiary.

                  6.19 BROKERS' AND FINDERS' FEES. Primis has not employed any broker, finder or financial advisor or incurred any liability for fees or commissions payable to any broker, finder or financial advisor in connection with the negotiations relating to or the transactions contemplated by this Agreement.

                  6.20 INTELLECTUAL PROPERTY. Primis and the Primis Subsidiaries either own or have properly licensed all rights necessary or required to provide and perform the services they now provide and perform. Primis's and each Primis Subsidiary's provision or operation of such services will not violate or infringe any intellectual property laws or violate or infringe any rights of third parties. There is no complaint, action or proceeding before any court pending or, to Primis's best knowledge, threatened against Primis or any Primis Subsidiary asserting that Primis's or any Primis Subsidiary's use of any intellectual property infringes the rights of any third party or otherwise contesting Primis's and each Primis Subsidiary's rights with respect to any intellectual property, and there is no basis for such assertion or contest. To Primis's best knowledge, no third party is infringing on Primis's or any Primis Subsidiary's rights with respect to its intellectual property.

                  6.21 YEAR 2000 COMPLIANCE. All devices, systems, machinery, information technology, computer software and hardware, and other date-sensitive technology necessary for Primis to carry on its businesses as presently conducted and as contemplated to be conducted in the future are Year 2000 Compliant or will be Year 2000 Compliant within a period of time calculated to result in no material disruption of any of Primis's business operations. The term "Year 2000 Compliant" means each of the aforementioned items are designed to be used prior to, during and after the year 2000 and will operate during each such time period without error relating to date data, specifically including any error to, or the product of, date data which represents or references different centuries or more than one century.

                  6.22 REQUIRED VOTE OF PRIMIS STOCKHOLDERS. The vote of Primis' stockholders is not required to approve the Merger. Primis is, or will be prior to the Closing, the sole shareholder of Acquisition Corp. As the sole stockholder of Acquisition Corp, Primis will approve the Merger prior to the Closing.

                  6.23 MATERIAL FACTS. This Agreement and the documents or written statements furnished by Primis to InspecTech in connection with the transactions contemplated hereby, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

         7. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

                  7.1 SURVIVAL. After the Closing, any claim for indemnification must be asserted by notice given no later than the end of the Survival Period (as defined herein). All representations, warranties, covenants, and obligations in this Agreement and any other certificate or document delivered pursuant to this Agreement will survive the Closing until the sooner of (a) December 31, 2000, or (b) the date which is the expiration of any "lock-up period" imposed on the shareholders of Primis by the underwriter following the sale of Primis Common Stock in a firm commitment underwritten public offering registered under the Securities Act of 1933, as amended (a "Qualified Public Offering"); provided, however, any claims for fraud and any claims related to or arising from those matters set forth on SCHEDULE 7.1 attached hereto shall survive indefinitely (the "Survival Period"). The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

                  7.2 INDEMNIFICATION; RETAINED STOCK. InspecTech will indemnify and hold harmless Primis and its stockholders, controlling persons, and affiliates (except Shareholders) (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with: (a) any breach of any representation or warranty made by InspecTech in this Agreement or any other certificate or document delivered by InspecTech pursuant to this Agreement; (b) any breach by InspecTech of any covenant or obligation of InspecTech in this Agreement; and (c) those matters set forth on SCHEDULE 7.1 attached hereto.

                  Certificates representing 25% of the shares of Primis Common Stock to be issued in exchange for the InspecTech Preferred Stock pursuant to
Section 3 of this Agreement (the "Retained Stock") shall be deposited with Bank One Kentucky, N.A., as escrow agent pursuant to the terms of an escrow agreement substantially in the form attached hereto as EXHIBIT 2. After the Closing, except for claims with respect to fraud, any liability under this Section 7.2 shall be discharged by surrender of that number of shares of the Retained Stock, the value of which is equal to the amount of the Damages. The value of the Retained Stock shall for all purposes of this Section 7 be deemed to equal the per share value of the stock issued by Primis in Primis' latest round of equity financing prior to the time Primis would be required to give notice of the applicable claim for indemnification pursuant to Section 7.4, such value to initially be $15.307 per share (as adjusted for any stock splits, recapitalizations and the like with respect to the Primis Common Stock). Upon a Qualified Public Offering, the value of the Primis Common Stock shall be deemed to be equal to the initial public offering price per share. After (i) the expiration of the Survival Period, or (ii) the final resolution of any claims for indemnification brought pursuant to this Section 7, the Retained Stock shall be delivered to the holders of the InspecTech Preferred Stock in accordance with the provisions of Section 4.1 of this Agreement. Until delivery of the Retained Stock to the holders of InspecTech Preferred Stock as provided herein, the holders of the InspecTech Preferred Stock shall be deemed the owners of the Retained Stock for all purposes, including for purposes of voting and the right to receive dividends. The remedy provided for in this Section 7.2 shall be the sole and exclusive remedy, and the amount of the Retained Stock shall be the limit for Damages, for any of the matters set forth in this Section 7.2.

                  7.3 INDEMNIFICATION BY PRIMIS. Primis will indemnify and hold harmless InspecTech and its stockholders (collectively, the "InspecTech Indemnified Parties") for and will pay to the InspecTech Indemnified Parties the amount of any Damages arising, directly or indirectly, from or in connection with: any breach of any representation or warranty made by Primis in this Agreement or in any other certificate or document delivered by Primis pursuant to this Agreement; and any breach by Primis of any covenant or obligation of Primis in this Agreement; provided, however, that, except with respect to claims for fraud, Primis's liability for Damages under this Section 7.3 shall be limited to 25% of the Aggregate Merger Consideration. The remedy provided for in this Section 7.3 shall be the sole and exclusive remedy for any of the matters set forth in this Section 7.3.

                  7.4 PROCEDURE FOR INDEMNIFICATION; THIRD PARTY CLAIMS.

                  [a] Promptly after receipt by an indemnified party under
Section 7.2 or 7.3 of notice of the commencement of any proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

                  [b] If any proceeding is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will, unless the claim involves taxes, be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 7 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; and (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within ten (10) days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding or any compromise or settlement effected by the indemnified party.

                  [c] Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such proceeding, but the indemnifying party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

         8. CONDUCT OF BUSINESS PENDING CONSUMMATION

                  8.1 AFFIRMATIVE COVENANTS OF BOTH PARTIES. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of the other party shall have been obtained, and except as otherwise expressly contemplated herein, each party shall operate its business only in the usual, regular, and ordinary course, preserve intact its business organization and Assets and maintain its rights and franchises, and use its reasonable efforts to maintain its current employee relationships.

                  8.2 NEGATIVE COVENANTS OF INSPECTECH. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, InspecTech covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of Primis:

                           [a] amend the Articles of Incorporation, Bylaws, or other governing instruments of InspecTech or any InspecTech Subsidiary, or

                           [b] incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money or impose, or suffer the imposition, on any Asset of InspecTech or any InspecTech Subsidiary of any Lien or permit any such Lien to exist, other than for taxes not yet due and payable; or

                           [c] repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of InspecTech or any InspecTech Subsidiary, or declare or pay any dividend or make any other distribution in respect of InspecTech's Capital Stock; or

                           [d] except for this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of InspecTech Capital Stock, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

                           [e] adjust, split, combine, or reclassify any InspecTech Capital stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of InspecTech Capital Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of any InspecTech Subsidiary or any Asset; or

                           [f] purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any person; or

                           [g] grant any increase in compensation or benefits to the employees or officers of InspecTech or any InspecTech Subsidiary, except in accordance with the ordinary course of business consistent with past practice or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect on the date of this Agreement; enter into or amend any severance agreements with officers or employees of InspecTech or any InspecTech Subsidiary; grant any material increase in fees or other increases in compensation or other benefits to directors of InspecTech or any InspecTech Subsidiary except in accordance with the ordinary course of business consistent with past practice; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

                           [h] enter into or amend any employment contract between InspecTech or any InspecTech Subsidiary and any person (unless such amendment is required by Law or a pre-existing contractual obligation) that InspecTech or the InspecTech Subsidiary does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time; or

                           [i] adopt any new employee benefit plan of InspecTech or any InspecTech Subsidiary or make any material change in or to any existing employee benefit plans of InspecTech or any InspecTech Subsidiary other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

                           [j] except in the ordinary course of business, modify, amend, or terminate any material contract or waive, release, compromise, or assign any material rights or claims.

         9. ADDITIONAL AGREEMENTS

                  9.1 STOCKHOLDER APPROVAL. Prior to the Effective Time, InspecTech shall duly call, give notice of, convene and hold a stockholders' meeting (the "Stockholder Meeting"), to be held as soon as reasonably practicable (or shall seek the written consent of its stockholders in lieu thereof) for the purpose of voting upon approval of the Merger, this Agreement and the Plan of Merger. In connection with the Stockholder Meeting or such written consent, the Board of Directors of InspecTech shall recommend to InspecTech's stockholders the approval of the matters submitted for approval, and the Board of Directors and officers of InspecTech shall use their reasonable efforts to obtain such stockholders' approvals. InspecTech's Board of Directors shall not withdraw or modify, or propose to withdraw or modify, such recommendation. Primis and InspecTech shall also take any action reasonably required to be taken under any applicable federal or state securities laws in connection with the issuance of Primis Common Stock in the Merger, and Primis and InspecTech shall furnish to the InspecTech stockholders all information concerning Primis as may be reasonably requested in connection with any such action.

                  9.2 FILING OF CERTIFICATE OF MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Primis shall cause Acquisition Corp to execute and file the Certificate of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of California.

                  9.3 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each party agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement.

                  9.4 INVESTIGATION AND CONFIDENTIALITY.

                           [a] Prior to the Effective Time, each party shall keep the other party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a party shall affect the representations and warranties of the other party.

                           [b] Each party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other party.

                           [c] Each party agrees to give the other party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of the other party or which has had or is reasonably likely to have a material adverse effect on the other party.

                  9.5 CERTAIN ACTIONS. Except with respect to this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby, neither InspecTech, any InspecTech Subsidiary nor any Affiliate thereof nor any Representatives thereof retained by InspecTech or any InspecTech Subsidiary shall directly or indirectly solicit or engage in negotiations concerning any Acquisition Proposal, or provide any confidential information or assistance to, or have any discussions with, any person with respect to an Acquisition Proposal.

                  9.6 TAX TREATMENT. Each of the parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action, either before or after the Merger is effective, which would cause the Merger not, to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

                  9.7 APPOINTMENT OF DIRECTOR. Primis will add Geoff Mott to its board of directors at the next meeting of Primis' board of directors.

                  9.8 INSPECTECH PRINCIPAL OFFICE. For a period of one year from the Effective Time, Primis shall not relocate the principal office of InspecTech outside of the San Francisco Bay, California area.

                  9.9 DIRECTORS AND OFFICERS LIABILITY INSURANCE. Primis shall use its reasonable best efforts to maintain InspecTech's existing directors' and officers' liability insurance covering persons who are currently covered by such insurance for a period of one year after the Effective Time on terms no less favorable than those in effect on the date hereof; provided, however, that Primis may substitute therefore policies providing at least comparable coverage containing terms and conditions no less favorable than those in effect on the date hereof; and provided, further that Primis shall not be obligated to make annual premium payments which materially exceed the annual premium payments in effect as of the date of this Agreement.

         10. CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

                  10.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each party to perform this Agreement and the Plan of Merger and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both parties pursuant to Section 17 of this Agreement:

                           [a] The stockholders of InspecTech shall have approved this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby, including the Merger, as and to the extent required by Law and by the provisions of any governing instruments.

                           [b] All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.

                           [c] Each party shall have obtained any and all Consents required for consummation of the Merger or for the preventing of any default under any Contract or permit of such party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a material adverse effect on such party.

                           [d] No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

                  10.2 CONDITIONS TO OBLIGATIONS OF PRIMIS. The obligations of Primis and Acquisition Corp to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Primis pursuant to Section 17 of this Agreement:

                           [a] The representations and warranties of InspecTech set forth in this Agreement shall be true and accurate in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date).

                           [b] Each and all of the agreements and covenants of InspecTech to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                           [c] InspecTech shall have delivered to Primis (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Section 10.2(a) and 10.2(b) of this Agreement have been satisfied and (ii) certified copies of resolutions duly adopted by InspecTech's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement and the Plan of Merger, and the consummation of the transactions contemplated hereby and thereby, all in such reasonable detail as Primis and its counsel shall request.

                           [d] There shall not have been any material adverse change in the InspecTech Assets or business, working capital, liabilities, financial condition, business prospects or relationships with any suppliers or customers or any material change or any material commitment or transaction of any nature that would adversely affect the business of InspecTech or any agreement in writing to take any action that would have such an effect.

                           [e] There shall not have been any damage or destruction materially adversely affecting the InspecTech Assets or business.

                           [f] Shareholders of InspecTech holding more than 5.0% of the outstanding InspecTech capital stock shall not have exercised or preserved their right to dissent from the Merger.

                           [g] Each holder of InspecTech Preferred Stock shall have executed a shareholders agreement substantially in the form attached hereto as EXHIBIT 3.

                           [h] Primis shall have received the opinion of InspecTech's counsel substantially in the form of EXHIBIT 4 attached hereto.

                           [i] Immediately prior to the Closing, (x) each share of InspecTech Preferred Stock owned by any non-accredited investor, as such term is defined in Rule 501 promulgated under the Securities Act and as designated in Section 5.3 of the InspecTech Disclosure Letter, shall have been converted into InspecTech Common Stock, and Primis shall be satisfied, in its sole reasonable discretion, that each holder of InspecTech Preferred Stock receiving Primis Common Stock in the Merger is an accredited investor, as such term is defined in such Rule 501, (y) the transactions contemplated by that certain Common Stock




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

         Purchase Agreement dated as of January ___, 2000 between Primis and Shareholders shall have been consummated, and (z) the transactions contemplated by that certain Note Purchase Agreement dated as of January ___, 2000 by and between Primis and the Sellers named therein shall have been consummated.

         10.3 CONDITIONS TO OBLIGATIONS OF INSPECTECH. The obligations of InspecTech to perform this Agreement and the Plan of Merger and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by InspecTech pursuant to Section 17 of this Agreement:

                           [a] The representations and warranties of Primis set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date).

                           [b] Each and all of the agreements and covenants of Primis to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                           [c] Primis shall have delivered to InspecTech (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Sections 10.3(a) and 10.3(b) of this Agreement have been satisfied and (ii) certified copies of resolutions duly adopted by Primis's and Acquisition Corp's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, all in such reasonable detail as InspecTech and its counsel shall request.

                           [d] InspecTech shall have received the opinion of Primis's counsel substantially in the form of EXHIBIT 5 attached hereto.

                           [e] There shall not have been any material adverse change in the Primis Assets or business, working capital, liabilities, financial condition, business prospects or relationships with any material suppliers or material customers or any material change or any material commitment or transaction of any nature that would materially adversely affect the business of Primis or any agreement in writing to take any action that would have such effect.

         11. TERMINATION. Notwithstanding any other provision of this Agreement and the Plan of Merger, and notwithstanding the approval of this Agreement by the stockholders of InspecTech or Primis, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                           [a] By mutual consent of the Board of Directors of Primis and the Board of Directors of InspecTech; or

                           [b] By the Board of Directors of either party (provided that the terminating party is not then in material breach of any representation or warranty contained in this Agreement) in the event of an inaccuracy in any material respect of any representation or warranty of the other party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such inaccuracy; or

                           [c] By the Board of Directors of either party (provided that the terminating party is not then in material breach of any representation or warranty contained in this Agreement) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or

                           [d] By the Board of Directors of either party in the event that the Merger shall not have been consummated by January 31, 2000, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the party electing to terminate pursuant to this Section.

                  In the event of the termination and abandonment of this Agreement, this Agreement and the Plan of Merger shall become void and have no effect, except that the provisions of this Section 11 and Sections 9.4 and 20 of this Agreement shall survive any such termination and abandonment.

12. DEFINITIONS. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                  "ACQUISITION CORP" shall mean the wholly-owned subsidiary of Primis organized under the Laws of the State of Delaware.

                  "ACQUISITION CORP COMMON STOCK" shall mean the $.001 par value common stock of Acquisition Corp.

                  "ACQUISITION PROPOSAL" with respect to a party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of, such party or any of its Subsidiaries.

                  "AFFILIATE" of a person shall mean any other person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such person.

                  "AGREEMENT" shall mean this Agreement and Plan of Reorganization, including the Exhibits hereto delivered pursuant hereto and incorporated herein by reference.

                  "ASSETS" of a person shall mean all of the assets, properties, businesses, and rights of such person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such person, and whether or not owned in the name of such person or any Affiliate of such person and wherever located.

                  "CERTIFICATE OF MERGER" shall mean the Certificate of Merger to be executed by Acquisition Corp and filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of California relating to the Merger as contemplated by Sections 1.1 and 1.3 of this Agreement.

                  "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any person pursuant to any contract, Law, order, or permit.

                  "DGCL" shall mean the Delaware General Corporation Law.

                  "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

                  "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended.

                  "INSPECTECH CAPITAL STOCK" shall mean InspecTech Common Stock and InspecTech Preferred Stock.

                  "INSPECTECH COMMON STOCK" shall mean the no par value common stock of InspecTech.

                  "INSPECTECH DISCLOSURE LETTER" shall mean the letter delivered prior to the execution of this Agreement to Primis describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section or subsection of this Agreement under which such disclosure is being made.

                  "INSPECTECH PREFERRED STOCK" shall mean the no par value preferred stock of InspecTech, of which 4,454,546 shares have been designated Series A1 Preferred Stock.

                  "INSPECTECH STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans of InspecTech as disclosed in the InspecTech Disclosure Letter.

                  "INSPECTECH SUBSIDIARIES" shall mean the Subsidiaries of InspecTech, which shall include the InspecTech Subsidiaries described in Section
5.4 of this Agreement and any corporation, or other organization acquired as a Subsidiary of InspecTech in the future and owned by InspecTech at the Effective Time.

                  ""INSPECTECH WARRANTS"" shall mean the warrants to acquire InspecTech Common Stock described on Section 5.3 of the InspecTech Disclosure Letter.

                  "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a person or its Assets, liabilities, or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

                  "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than Liens for property taxes not yet due and payable.

                  "PLAN OF MERGER" shall mean the plan of merger providing for the Merger, in substantially the form of Exhibit 1.

                  "PRIMIS CAPITAL STOCK" shall mean, collectively, the Primis Common Stock, the Primis Preferred Stock and any other class or series of capital stock of Primis.

                  "PRIMIS COMMON STOCK" shall mean the $.01 par value common stock of Primis.

                  "PRIMIS DISCLOSURE LETTER" shall mean the letter delivered prior to the execution of this Agreement to InspecTech describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section or subsection of this Agreement under which such disclosure is being made.

                  "PRIMIS PREFERRED STOCK" shall mean the $.01 par value Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of Primis.

                  "REGULATORY AUTHORITIES" shall mean, collectively, all federal and state regulatory agencies having jurisdiction over the parties and their respective Subsidiaries.

                  "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a person.

                  "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

                  "SEC" shall mean the United States Securities and Exchange Commission.

                  "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

                  "SECURITIES LAWS" shall mean the Securities Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

                  "SUBSIDIARIES" shall mean all those corporations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent.

                  "SURVIVING CORPORATION" shall mean Acquisition Corp as the surviving corporation resulting from the Merger.

         13. PUBLIC STATEMENTS. Except as required by law, neither InspecTech, Shareholders nor Primis shall, without the prior written approval of the other party hereto, make any press release or other public announcement concerning the transactions contemplated by this Agreement. Primis, InspecTech and Shareholders may disclose information with respect to the transaction contemplated hereby to their respective employees, agents, consultants and third parties only to the extent such persons have a need to know such information or as may be required by law, rule, regulation, decree or court order.

         14. NOTICES. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be mailed by first class, registered, or certified mail, postage prepaid, or sent via overnight courier service, or delivered personally and sent by facsimile:

         (a)      If to Primis or Acquisition Corp:

                           Primis, Inc.
                           Attn.: Chief Executive Officer
                           11475 Great Oaks Way
                           Suite 320
                           Alpharetta, Georgia 30022
                           (770) 777-8600 (telephone)
                           (770) 777-8591 (facsimile)

         With a copy to:

                           Patrick W. Mattingly, Esq.
                           Wyatt, Tarrant & Combs
                           2800 Citizens Plaza
                           Louisville, Kentucky 40202
                           (502) 589-5235 (telephone)
                           (502) 589-0309 (facsimile)

         (b)      If to InspecTech:

                           InspecTech, Inc.
                           Attn.:  Donald Bonnell, President
                           2527 Camino Ramon, Suite 375
                           San Ramon, California 94583-4276
                           (925) 358-0250 (telephone)
                           (925) 358-0258 (facsimile)

         With a copy to:

                           Ronald H. Star, Esq.
                           Howard, Rice, et al
                           Three Embarcadero Center, 7th Floor
                           San Francisco, California  94111
                           (415) 434-1600 (telephone)
                           (415) 217-5910 (facsimile)

or to such other address of which the addressee shall have notified the sender in writing. Notices mailed in accordance with this section shall be deemed given when mailed, and notices sent by overnight courier service shall be deemed given when placed in the hands of a representative of such service.

         15. PARTIES IN INTEREST; ASSIGNMENT. Except as otherwise provided herein, all covenants and agreements contained in this Agreement by or on behalf of either party to this Agreement shall bind and inure to the benefit of their respective heirs, executors, successors, and assigns, whether so expressed or not. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto and their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. This Agreement is not assignable (whether by merger, operation of law or otherwise) and any purported assignment shall be null and void.

         16. CONSTRUCTION; GOVERNING LAW. The section headings contained in this Agreement are inserted as a matter of convenience and shall not affect in any way the construction of the terms of this Agreement. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, without regard to the principles of conflicts of laws thereof.

         17. ENTIRE AGREEMENT; AMENDMENT AND WAIVER. This Agreement, including the InspecTech Disclosure Letter and Exhibits hereto, constitutes and contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes any prior writing by the parties. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Company and Primis (or its permitted assigns). Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities have been converted), each future holder of all such securities, and Company.

         18. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions.

         19. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

         20. EXPENSES. Each party shall pay their respective legal and out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby.

         21. TIME OF ESSENCE. Time is of the essence to the performance of the obligations set forth in this Agreement.

                  IN WITNESS WHEREOF, InspecTech, Primis and Acquisition Corp have caused this Agreement to be executed as of the day and year first written above.

                                     "InspecTech"

                                     INSPECTECH CORPORATION

                                     By:_______________________________

                                     Title:____________________________

                                     "Primis"

                                     PRIMIS, INC.

                                     By: ______________________________

                                     Title: ___________________________

                                     PRIMIS ACQUISITION CORP.

                                     By:_______________________________

                                     Title:____________________________